EXHIBIT 99.2


                                        For further information, contact:
                                        Jim Fingeroth/Wendi Kopsick
                                        Kekst and Company
                                        (212) 521-4800

FOR IMMEDIATE RELEASE
---------------------

              GRAND UNION REPORTS THIRD QUARTER AND 40-WEEK RESULTS
            -RETAINS FINANCIAL ADVISOR TO CONSIDER CAPITAL STRUCTURE-


            WAYNE, NJ, JAN. 27, 1998 -- The Grand Union Company ("GUCO" - NASDAQ SmallCap) today reported improved results for its 12-week third quarter ended January 3. The Company also said that it has retained a financial advisor to assist in considering alternatives for revising its capital structure to best position the Company for long-term profitable growth.

            With five fewer stores, total sales for the third quarter of fiscal 1998 declined by 0.5% from $537.2 million to $534.3 million. Comparable store sales, however, increased 1.2% over last year and represented a significant improvement over the 1.7% decline in comparable store sales reported for the first half.

            EBITDA (earnings before interest, taxes, depreciation and amortization) was $26.2 million ($2.62 per share) during the third quarter, compared to $26.0 million ($2.60 per share) during the comparable quarter of the prior year. Third quarter EBITDA represents the second quarter of an improving trend.

            Sales for the Company's 40 week period were $1,761.2 million, a decrease of 2% from sales of $1,797.4 million during the same period of the prior year. Comparable store sales decreased by 0.7%. EBITDA for the 40 weeks was $49.3 million ($4.93 per share), compared to $97.3 million ($9.73 per share) during the same period of the prior year.

            J. Wayne Harris, Chairman of the Board and Chief Executive Officer, said, "We made substantial progress in improving sales and EBITDA performance during the third quarter. Our results reflect a return to normal gross margins, increased advertising/promotional allowance income, stronger promotional programs, better store inventory levels, and good expense control."

            Mr. Harris said, "The Company reduced its SG&A expenses by 142 basis points during the quarter compared to the prior year. Reinvesting those savings in store programs and services has made us more competitive in the




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
marketplace. In addition, our associates have responded very positively to our goal of re-establishing Grand Union as one of the premier regional food chains."

            Grand Union said that it has retained Salomon Smith Barney as its financial advisor to assist the Company in evaluating various financial alternatives available to it, including a possible capital restructuring. It is not known at this preliminary stage of the analysis what impact any capital restructuring might have on the Company's outstanding debt and equity securities.

            Grand Union believes that none of the alternatives it may pursue will adversely affect its ordinary business operations, or its ability to pay operating expenses or trade obligations necessary to conduct its business.

            Mr. Harris said, "While we are making progress in improving our operating performance, the Company's highly-leveraged debt position continues to constrain our future growth. We believe it is essential that we address the capital structure issue."

            "Grand Union has a number of powerful strengths," he said, "including an excellent base of 222 very well-located stores, a 126-year-old brand name that is known and respected by consumers, and a new top management team that brings substantial supermarket industry experience to the Company. This team has begun taking the necessary steps to achieve long-term profitable growth. We are beginning to see the benefits of those steps, but we believe it is imperative that we create a new capital structure that will support, and not inhibit, the continuation of our efforts."

            During the quarter, the Company announced the election of Jack W. Partridge as Vice Chairman of the Board, Chief Administrative Officer and a Director. Mr. Partridge was formerly a Group Vice President with The Kroger Co., where he had a distinguished 23-year career. His election follows the election of Gary M. Philbin as President, Chief Merchandising Officer and a Director in October, 1997; Mr. Harris was elected Chairman and Chief Executive Officer in August, 1997, and Jeffrey P. Freimark was elected as Executive Vice President and Chief Financial Officer in March, 1997.

            The Company reported net losses applicable to common stock of $47.9 million ($4.79 per share) during the third quarter, compared to net losses of $32.5 million ($3.25 per share) during the third quarter of the prior year. For the 40 weeks, the Company reported net losses of $188.2 million ($18.82 per share), compared to net losses of $107.2 million ($10.72 per share) during the comparable period of the prior year. Last year's results were



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
positively impacted by an income tax benefit of $6.7 million in the third quarter and $18.1 million for the 40 weeks ended January 4, 1997; no similar tax benefit was recorded in the current year. This year's third quarter and 40 weeks were negatively impacted by a $3.6 million unusual item, including $3.0 million in charges incurred for the reorganization of the Company during this fiscal year.

            Grand Union currently operates 222 retail food stores under the Grand Union trade name in six Northeastern states.

            The matters discussed herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. For additional information about the Company and its various risk factors, please see the Company's most recent Form 10-K dated March 29, 1997, the Company's most recent Form 10-Q dated October 11, 1997, and other documents as filed with the Securities and Exchange Commission.










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
                             THE GRAND UNION COMPANY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  (dollars in thousands, except per share data)
                                   (unaudited)

                                                  12 WEEKS ENDED                                  40 WEEKS ENDED
                                    -------------------------------------------   -----------------------------------------
                                          January 3,               January 4,          January 3,             January 4,
                                            1998                      1997                1998                   1997
                                    ------------------       ------------------   -------------------     -----------------
Sales                                       $534,320                $537,151           $1,761,214            $1,797,386

Cost of sales                               (377,215)               (372,816)          (1,269,566)           (1,248,994)
                                        -------------            ------------       --------------       ---------------

Gross profit                                 156,205                 164,335              491,648               548,392

Operating and administrative expenses       (130,044)               (138,373)            (442,369)             (451,060)

Depreciation and amortization                (16,593)                (16,257)             (61,369)              (61,402)

Amortization of excess reorganization value  (24,077)                (23,678)             (80,255)              (78,928)

Unusual items (1)                             (3,665)                      -               (3,665)                    -

Interest expense, net                        (27,654)                (24,391)             (85,986)              (81,252)
                                        -------------            ------------       --------------       ---------------

Loss before income taxes                     (45,828)                (38,364)            (181,996)             (124,250)

Income tax benefit                                 -                   6,687                    -                18,108
                                        ------------             -----------        -------------        --------------

Net (loss)                                   (45,828)                (31,677)            (181,996)             (106,142)

Accrued dividends on preferred stock          (2,096)                   (788)              (6,226)               (1,031)
                                        -------------            ------------       --------------       ---------------

Net (loss) applicable to common stock       $(47,924)               $(32,465)           $(188,222)            $(107,173)
                                        =============            ============       ==============       ===============

Net (loss) per common share                   $(4.79)                 $(3.25)             $(18.82)              $(10.72)
                                        =============            ============       ==============       ===============


(1) Unusual item: Includes additional expense of $3.0 million to supplement a reserve set at fiscal 1997 for the reorganization of the Company during fiscal 1998.



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